EXHIBIT 10.18

AMENDED AND RESTATED
SEVERANCE BENEFITS AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE BENEFITS AGREEMENT (“Agreement”) is entered into as of the 17th day of December, 2008 by and between SunDance Rehabilitation Corporation (“Employer” or “SunDance”) and Sue Gwyn (“Employee”) with reference to the following facts:

A.           Employee provides services to Employer as its President; and

B.           Employer and Employee are parties to that certain Severance Benefit Agreement dated as of November __, 2007 (the “Existing Agreement”); and

C.           Employer and Employee wish to amend and restate the Existing Agreement upon the terms set forth in this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of the date hereof.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, Employer and Employee agree as follows:

I.     SEVERANCE BENEFITS.

In the event of a “Qualifying Termination” as defined in Section II, Employee shall be entitled to the severance benefits described below upon execution of Employer’s then standard separation agreement and release (the “Release”) and delivery of such executed Release to Employer within 21 days following the effective date of the Qualifying Termination.

A.           Cash Payments.  The following cash payments shall be made to Employee:

1.           Lump Sum Severance Payment.

Employee shall be entitled to a lump sum severance payment in an amount equal to one (1) year of pay at her base salary then in effect, less applicable federal and state tax withholding and any other deductions authorized by Employee, with such amount to be paid to Employee in the month immediately following the month in which the Qualifying Termination occurs.

2.           Earned Salary; Reimbursable Expenses. Employer shall pay Employee the full amount of any earned but unpaid salary through the date of such termination, plus payment for all unused vacation (calculated on the basis of Employee’s salary at the rate then in effect) that Employee has earned as of the date of such termination.  Payment for any unreimbursed expenses will be made in accordance with Employer’s normal practice, with such amount to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of the Qualifying Termination.  Employee agrees to provide documentation of any such expenses promptly after such expenses are incurred.

B.           Group Medical Insurance.  Employee and Employee’s eligible dependents shall be entitled to continued coverage under Employer’s group medical insurance plans on the same basis as active employees until the earlier of (1) the last day of the year period commencing on the date of termination; or (2) the date Employee or Employee’s eligible dependents become eligible to participate in a plan of a successor employer.

C.           Other Plans.  Except as expressly provided to the contrary in Section I.B and Section VI.C., upon any termination of employment, including without limitation a Qualifying Termination, Employee’s right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination.

II.     QUALIFYING TERMINATION.

Employee will have incurred a Qualifying Termination for purposes of this Agreement if either of the following events occurs during the term of Employee’s employment.

A.           Termination by Employer.  Termination of Employee’s employment by Employer other than for “Good Cause” or “Disability” (as each such term is defined in Section V, below); or

B.           Termination by Employee.  Employee’s termination of her employment with Employer for “Good Reason” (as such term is defined in Section V below).

III.     EFFECT OF NON-QUALIFYING TERMINATION.

If Employee’s employment with Employer terminates for any reason other than a Qualifying Termination, Employer shall pay Employee the full amount of any earned but unpaid salary through the date of such termination, plus payment for all unused vacation time (calculated on the basis of Employee’s salary at the rate then in effect) which Employee has accrued as of the date of such termination and a cash payment for any unreimbursed expenses, with such amounts to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of such termination. Employee agrees to provide documentation of any such expenses promptly after such expenses are incurred  As of the date of such termination, Employee shall immediately relinquish the right to any additional payments of benefits from Employer under this Agreement or otherwise.  Employee’s right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination, except as provided in Section VI.C.

IV. EFFECT OF CHANGE IN CONTROL

A termination of Employee’s employment with SunDance without Good Cause within the six (6) months preceding a Change In Control (as such term is defined in Section V below) shall be treated as if such termination occurred on the date of such Change In Control if it is reasonably demonstrated that the termination was at the request of a third party that has taken steps reasonably calculated to effect a Change In Control or otherwise arose in connection with or in anticipation of a Change In Control.

A Change In Control, in and of itself, does not constitute Good Reason.

V.      DEFINITIONS.

The following capitalized terms shall have the meanings specified below:

A.         “Good Cause” shall mean any one of the following:

(1)
Any criminal conviction of the Employee under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Operating Officer (“COO”) of SHG Services, Inc., the parent company of Employer, or the COO’s designee, renders Employee unsuitable as an employee or legal representative of SunDance;

(2)
Employee’s continued failure to substantially perform the duties reasonably requested by the COO, or the COO’s designee, and commensurate with Employee’s position and within Employee’s control as President of SunDance (other than any such failure resulting from Employee’s incapacity due to Employee’s Disability) after a written demand for substantial performance is delivered to Employee by the COO, or the COO’s designee, which demand specifically identifies the manner in which the COO or such designee believes that Employee has not substantially performed Employee’s duties, and which performance is not substantially corrected by Employee within thirty (30) days of receipt of such demand; or

(3)
Any material workplace misconduct or willful failure to comply with Employer’s general policies and procedures as they may exist from time to time by Employee which, in the good faith determination of the COO, or the COO’s designee, renders Employee unsuitable as an employee or legal representative of SunDance.

B.           “Disability” means Employee’s inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a period of 120 substantially consecutive calendar days.

C.           “Good Reason” means a resignation of Employee’s employment with SunDance as a result of and within 60 days after the occurrence of any of the following without Employee’s written consent:

(1) a meaningful and detrimental reduction in Employee’s authority, duties or responsibilities, or a meaningful and detrimental change in Employee’s reporting responsibilities, as in effect immediately prior to Employee’s termination of employment;

(2) a material reduction in Employee’s annual base salary as in effect immediately prior to the Employee’s delivery of notice to Employer stating the basis of Employee’s allegation that “Good Reason” exists (the “Good Reason Notice”), a material reduction in Employee’s target annual bonus (expressed as a percentage of base salary) as in effect immediately prior to the circumstances described in the Good Reason Notice, or a material failure to provide Employee with any other form of compensation or material employment benefit being provided to Employee immediately prior to the circumstances described in the Good Reason Notice (excluding however, any reduction in the amount of any annual bonus or the granting or withholding of incentive compensation (including without limitation options or stock units) but including a material reduction to the target amount of the bonus as stated above); or

(3) A relocation of Employee’s principal place of employment by more than fifty (50) miles (or the requirement that Employee be based at a different location), provided that such relocation results in a longer commute (measured by actual mileage) for Employee from her primary residence to such new location.

For any of the circumstances listed in clauses (1), (2) or (3) to constitute “Good Reason” hereunder, (A) Employee must deliver the Good Reason Notice to Employer within 30 days of the date on which the circumstances creating “Good Reason” have first occurred, (B) such circumstance is not corrected by Employer in a manner that is reasonably satisfactory to Employee (including full retroactive correction with respect to any monetary matter) within 30 days of Employer’s receipt of the Good Reason Notice from Employee and (C) Employee terminates her employment with Employer within the 60 day time period described above.

A Change In Control is expressly excluded from the definition of “Good Reason.”

D.          “Change In Control”. means the occurrence of any one or more of the following events:

(1)           Any “person” or “group” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Sun Healthcare Group, Inc. (the parent company of SHG Services, Inc. and the ultimate parent company of Employer; herein referred to as “SHG”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of SHG;

(2)
A merger or consolidation of SHG with any other corporation or other entity, other than a merger or consolidation that would result in the voting securities of SHG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the combined voting power of the voting securities of SHG or the surviving entity outstanding immediately after such merger or consolidation;

(3)	A sale or other disposition by SHG of all or substantially all of its assets to any entity that is not a subsidiary of SHG;

(4)
A merger or consolidation of Employer with any other entity that is not SHG or a subsidiary of SHG, other than a merger or consolidation that would result in beneficial ownership by SHG, after such merger or consolidation, of at least 50.1% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after the merger or consolidation;

(5)	A sale or other disposition of 50.1% or more of the combined voting power of the voting securities of Employer to any entity that is not SHG or a subsidiary of SHG;

(6)	A sale or other disposition by Employer of all or substantially all of Employer's assets to any other entity that is not SHG or a subsidiary of SHG.

In addition, notwithstanding clauses (3), (4), (5) and (6), a Change In Control shall not be deemed to have occurred in the event of a sale or conveyance in which SHG continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by Employer, or any transaction undertaken for the purpose of reincorporating SHG under the laws of another jurisdiction, if such transaction does not constitute a Change In Control pursuant to clauses (1) or (2).

VI.           MISCELLANEOUS.

A.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Mexico applicable to contracts entered into and performed in such State.

B.            Dispute Resolution; Jurisdiction.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in Albuquerque, New Mexico in accordance with the commercial rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  Punitive damages shall not be awarded.

C.            COBRA.    Following termination of participation by Employee and her eligible dependents in Employer’s group medical insurance plans, Employee and her eligible dependents may elect to continue coverage under COBRA of any health, dental and vision plans in effect at the time.

D.           Legal Fees and Expenses.  Employer shall pay or reimburse Employee on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Employee as a result of any claim, action or proceeding (a) contesting, disputing, or enforcing any right, benefits, or obligations under this Agreement, or (b) arising out of or challenging the validity, advisability, or enforceability of this Agreement or any provision thereof; provided, however, that this provision shall not apply if the arbitrator(s) rule in Employer’s favor with respect to Employee’s claim or position.

E.           Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Employee (and Employee’s personal representatives and heirs), Employer, SHG or any affiliated parent or subsidiary entities, and any organization that succeeds to substantially all of the business or assets of the foregoing, or any portion thereof.  For the avoidance of any doubt as to such matters, there shall be no termination of Employee’s employment for purposes of this Agreement if Employee shall continue to be employed or engaged by any person or entity that purchases or otherwise succeeds to the assets of Employer, SHG, or an affiliated parent or subsidiary (or any portion thereof).  Should a Qualifying Termination occur after a Change in Control described in clause (4), (5) or (6) of the definition thereof is completed, the payments described in this Agreement shall be made by the purchasing entity or successor owner of SunDance.

This Agreement shall inure to the benefit of and be enforceable by the Employer’s successors and assigns and by Employee’s personal or legal representatives,

executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there is no such designee, to Employee’s estate.

F.           Effectiveness and Term.  On execution by Employer and Employee, this Agreement shall be effective and shall continue so long as Employee remains employed by Employer or its successor, or the parties supersede or terminate the Agreement in writing.

G.           Prior Severance Benefits Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and any prior agreement, arrangement or understanding between Employer and Employee, relating to or in connection with the possible payment of severance to Employee upon termination of her employment, is hereby terminated and superseded in its entirety by this Agreement.

H.           Notices.  For purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to SunDance:

SunDance Rehabilitation Corporation c/o
Sun Healthcare Group, Inc.
Attention:  General Counsel
18831 Von Karman Avenue, Suite 400
Irvine, California 92612

If to Employee:

Sue Gwyn
10 Concord Street
Charlestown, MA 02129

I.           Amendments, Waivers, Etc.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

J.            Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

K.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

L.           Source of Payments.  Except as expressly provided herein, all payments provided under this Agreement shall be paid in cash from the general funds of Employer or SHG and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  Employee will have no right, title, or interest whatsoever in or to any investments that Employer, SHG, or any affiliated parent or subsidiary may make to aid in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payment from Employer or SHG pursuant to this Agreement, such right shall be not greater than the right of an unsecured creditor whose claim arose on the date such right to receive payment arose.

M.           Headings.  The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

N.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

O.           Section 409A.  (1)  If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section I hereof constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, Employee shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after her separation from service for any reason other than death, or (ii) the date of her death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to Employee upon or in the six (6) month period following her separation from service that are not so paid by reason of this Section VI.O.(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of her death).

(2)           To the extent that any reimbursements pursuant to Sections I.B. or VI.D., are taxable to Employee, any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Sections I.B. and VI.D. are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits and reimbursements that Employee receives in any other taxable year.

(3)           It is intended that any amounts payable under this Agreement and Employer’s, SHG’s and Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“Employer”

SUNDANCE REHABILITATION CORPORATION

By: /s/ Michael Newman
   Michael Newman
   Vice President

“Employee”

   /s/ Sue Gwyn
Sue Gwyn